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                                                                   EXHIBIT 10.26


                                 KELLOGG COMPANY
                     SENIOR EXECUTIVE ANNUAL INCENTIVE PLAN


                                    SECTION 1
                            Establishment and Purpose

                  Kellogg Company (the "Company") hereby establishes the "Kellogg Company Senior Executive Annual Incentive Plan" (the "Plan"). The Plan will be submitted to the stockholders of the Company for approval at the 2002 Annual Meeting of Stockholders of the Company scheduled to be held on April 26, 2002, and will be effective retroactively to January 1, 2002 (the "Effective Date"). The purposes of the Plan are to motivate selected senior executives toward achievement of performance goals; encourage teamwork in various segments of the Company; and reward performance with cash bonuses that vary in relation to the achievement of the preestablished performance goals. The Plan replaces the Kellogg Company Senior Executive Officer Performance Bonus Plan, which has expired.

                                    SECTION 2
                                   Eligibility

                  The individuals who are assigned one or more of the following titles by the Company are eligible to participate in the Plan, as determined and selected by the Committee (as defined in Section 3 hereof): (i) Chairman, Vice Chairman, Kellogg Company Chief Executive Officer, or Kellogg Company President;
(ii) Kellogg Company Executive Vice President; or (iii) Kellogg Company Senior Vice President. Each individual selected for participation will be known as a "Participant".

                                    SECTION 3
                                 Administration

                  The Plan will be administered by the Compensation Committee of the Company's Board of Directors (the "Board"), or such other committee as the Board may from time to time select (the "Committee"). The Committee will at all times be composed of two or more members of the Board, each of whom qualifies as an "outside director" within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended ("Section 162(m)").

                  Except as limited by law or the Company's Amended and/or Restated Certificate of Incorporation or Bylaws, and subject to the provisions herein, the Committee will have full power and authority, to the fullest extent required to comply with Section 162(m), to select Participants (as defined in Section 2 hereof); determine the size of bonus awards; determine the terms, conditions, restrictions and other provisions of bonus awards, including the establishment of the Performance Goals (as defined in Section 4 hereof); interpret the Plan; establish, amend or rescind guidelines, rules and regulations for the Plan's administration; review and certify the achievement of Performance Goals; and, subject to Section 9 hereof and the restrictions under
Section 162(m), amend the terms and conditions of the Plan, including outstanding Award



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Opportunities (as defined in Section 4 hereof). Further, the Committee will make all other determinations which may be necessary or advisable for the administration and operation of the Plan. Except as to the extent prohibited by applicable law, the Committee may delegate all or any portion of its responsibilities and powers granted under the Plan to such other person or entity it deems appropriate, including, but not limited to, senior management of the Company. Any such delegation may be revoked by the Committee at any time.
All determinations and decisions of the Committee arising under the Plan will be final, binding and conclusive upon all parties. By accepting any benefits under the Plan, each Participant, and each person claiming under or through such Participant, will be conclusively deemed to have indicated acceptance and ratification of, and consent to, all provisions of the Plan and any determination or decision under the Plan by the Company, the Board or the Committee.

                                    SECTION 4
                       Participation and Performance Goals

                  The Committee will have the authority to select Participants (as defined in Section 2 hereof) for cash bonus awards under the Plan for each Measurement Period and the financial and other performance criteria ("Performance Goals") upon which such awards will be based. For purposes of the Plan, the term "Measurement Period" means the period of one fiscal year, unless an alternate period (such as a portion of a fiscal year or multiple fiscal years) is otherwise selected and established in writing by the Committee at the time the Performance Goal is established. No later than the earlier of ninety
(90) days after the commencement of the applicable Measurement Period or the completion of 25% of such Measurement Period, the Committee will, in its discretion, determine the Participants for such Measurement Period and establish the Performance Goals applicable to each Participant's award.

                  Performance Goals need not be the same for all Participants. The Performance Goals may be based on any one or more of the following measures (or the relative change for any such measure): the Company's earnings per share, return on equity, return on assets, return on invested capital, growth in sales and earnings, net sales, cash flow, discounted cash flow, cumulative cash flow, operating profits, pre-tax profits, post-tax profits, consolidated net income, unit sales volume, economic value added, costs, production, unit production volume, improvements in financial ratings, regulatory compliance, achievement of balance sheet or income statement objectives, market share and total return to stockholders (including both the market value of the Company's stock and dividends thereon) and the extent to which strategic and business plan goals are met.

                  With respect to each Participant, the Committee will establish ranges of Performance Goals which correspond to various levels of cash bonus amounts ("Award Opportunities") for the Measurement Period. Each range of Performance Goals will include a level of performance at which one hundred percent (100%) of the targeted bonus award ("Target Bonus Award") may be earned. In addition, each range of Performance Goals will include levels of performance above and below the one hundred percent (100%) performance level. The Committee may establish minimum levels of Performance Goal achievement, below which no bonus payment will be made to the Participant. Once established, Performance Goals and Award Opportunities may be adjusted during the Measurement Period only to mitigate the unbudgeted


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impact of unusual or nonrecurring gains and losses, accounting changes or other extraordinary events not foreseen at the time such Performance Goals and Award Opportunities were established.

                                    SECTION 5
                         Final Bonus Award Determination

                    Awards are based on the achievement of the preestablished Performance Goals. After the Performance Goals are established as described in
Section 4 hereof, the Committee will align the achievement of the Performance Goals with Award Opportunities, such that the level of achievement of the Performance Goals at the end of the Measurement Period will determine the Participant's actual annual bonus award ("Final Bonus Award"). Final Bonus Awards may vary above or below the Target Bonus Award, based on the level of achievement of the preestablished Performance Goals.

                  Negative discretion may be used by the Committee to reduce the Final Bonus Award. In no event, however, will an exercise of negative discretion to reduce the Final Bonus Award of a Participant have the effect of increasing the amount of a Final Bonus Award otherwise payable to any other Participant.

                                    SECTION 6
                             Final Bonus Award Limit

                  The total of all Final Bonus Awards payable to Participants for performance in any Measurement Period will not under any circumstances exceed one percent (1%) of the Net Income of the Company (the "Maximum Bonus Awards Pool") for such period. For purposes of the Plan, the term "Net Income" means the income from continuing operations of the Company and its subsidiaries, as determined on a consolidated basis in accordance with generally accepted accounting principles, adjusted to exclude the following: (i) all restructuring and disposition-related charges or credits for the fiscal year, net of related tax effect; and (ii) incremental and non-recurring integration costs and other financial impacts, net of tax, related to the business operations of an entity acquired by the Company.

                  The maximum Final Bonus Award any Participant can receive for performance in any Measurement Period is three million dollars ($3,000,000). In the event that the total of all Final Bonus Awards payable to Participants should exceed the Maximum Bonus Awards Pool as specified above, the Final Bonus Award of each Participant will be proportionately reduced such that the total of all such Final Bonus Awards paid is equal to the Maximum Bonus Awards Pool.

                                    SECTION 7
                                Payment of Awards

                  If the Performance Goals established by the Committee are satisfied and upon written certification by the Committee that the Performance Goals have been satisfied, payment will be made in cash as soon as practicable in accordance with the terms of the award, unless the Committee determines in its sole discretion to reduce or eliminate Final Bonus Award



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determinations for any or all Participants, based upon any objective or subjective criteria it deems appropriate. There is no obligation for uniformity of treatment of Participants under the Plan.

                                    SECTION 8
                            Termination of Employment

                  Each Participant must remain employed with the Company or a subsidiary through the last day of the Measurement Period to be considered for a Final Bonus Award; provided, however, in the event of a Participant's death, disability or retirement (as defined in the Kellogg Company Salaried Pension Plan or any other retirement plan of the Company or a subsidiary in which the individual participates) during the Measurement Period, the Participant's bonus award will based on the portion of the Measurement Period in which the Participant was employed, computed as determined by the Committee. In the event that a Participant's employment is terminated for any reason other than death, disability or retirement, the Participant's rights to a Final Bonus Award will be forfeited; provided, however, the Committee may, in its sole discretion, pay a prorated bonus award to the Participant for the portion of the Measurement Period in which the Participant was employed, computed as determined by the Committee. In the event that a Participant's employment with the Company or a subsidiary terminates for any reason after the completion of the Measurement Period but prior to the actual payment of the cash bonus, the balance of any bonus which remains unpaid at the time of such termination will be payable to the Participant, or forfeited by the Participant, in accordance with the terms of the award granted by the Committee.

                                    SECTION 9
                            Amendment and Termination

                  The Board and the Committee each has the right to amend or terminate the Plan at any time and in any respect, except that, unless otherwise determined by the Board or the Committee, no amendment may be made without stockholder approval if, and to the extent that, such approval would be required to comply with any applicable provisions of Section 162(m). Similarly, no amendment or termination of the Plan may alter or impair the rights of any Participant pursuant to an outstanding award without the consent of the Participant.

                  This Plan will expire on December 31, 2006, unless terminated earlier by the Board or the Committee. No further awards will be made under the Plan after termination, but termination will not affect the rights of any Participant under any award made prior to termination.

                                   SECTION 10
                                  Miscellaneous

                  Bonus payments will be made from the general funds of the Company and no special or separate fund will be established or other segregation of assets made to assure payment. No Participant or other person will have under any circumstances any interest in any particular property or assets of the Company. The Plan will be governed by and construed in



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accordance with the laws of the State of Delaware, without regard to its principles of conflict of laws.

                  Neither the establishment of this Plan nor the payment of any award hereunder nor any action of the Company, the Board or the Committee with respect to this Plan will be held or construed to confer upon any Participant any legal right to be continued in the employ of the Company or to receive any particular rate of cash compensation other than pursuant to the terms of this Plan and the determination of the Committee, and the Company expressly reserves the right to discharge any Participant whenever the interest of the Company may so permit or require without liability to the Company, the Board or the Committee, except as to any rights which may be expressly conferred upon a Participant under this Plan.

                  The adoption of this Plan will not affect any other compensation plans in effect for the Company or any subsidiary or affiliate of the Company, nor will the Plan preclude the Company or any subsidiary or affiliate thereof from establishing any other forms of incentive or other compensation for the Participants.




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